Exhibit 3.1
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
THE SOUTH FINANCIAL GROUP, INC.

          In accordance with Sections 33-6-103 and 33-10-106 of the South Carolina Business Corporation Act of 1988 (the “Code”), THE SOUTH FINANCIAL GROUP, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:
     1. The name of the Corporation is The South Financial Group, Inc.
     2. That the first sentence of Section 5 of the Amended and Restated Articles of Incorporation of the Corporation now reads:
“The Corporation is authorized to issue a single class of common shares, $1.00 par value per share and the total number of such shares authorized is two hundred million (200,000,000).”
Is amended to read as follows:
“The Corporation is authorized to issue a single class of common shares, $1.00 par value per share and the total number of such shares authorized is three hundred and twenty-five million (325,000,000).”
     3. Such amendment has been duly authorized by the Board of Directors.
     4. Such amendment has been duly approved by the required vote of shareholders on September 11, 2009, in accordance with Section 33-10-103. At the time of shareholder approval, there were 170,396,021 shares of common stock outstanding and 14,696,292 shares of common stock underlying the Corporation’s Mandatory Convertible Non-Cumulative Preferred Stock Series 2008ND-V, 2008ND-NV, 2008 D-V and 2008 D-NV (which is entitled to vote with the Corporation’s common stock, on an as converted basis, as a single class), of which 185,092,313 shares were entitled to vote on the amendment and 157,584,830 shares were indisputably represented at the meeting to consider the amendment. There were 151,043,770 votes cast for the amendment and 4,836,993 votes cast against the amendment.
     5. The effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State.
          IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 11th day of September, 2009.

THE SOUTH FINANCIAL GROUP, INC.
By:	/s/ William P. Crawford, Jr.
	Name:	William P. Crawford, Jr.
	Title:	Executive Vice President